Exhibit 21.1

Subsidiaries of The Middleby Corporation

Name of Subsidiary	State/Country of Incorporation/Organization

Alkar Holdings, Inc.	Wisconsin

Alkar-RapidPak, Inc.	Wisconsin

Alkar-RapidPak Brasil, LLC	Wisconsin

Blodgett Holdings, Inc.	Delaware

Carter-Hoffmann LLC	Delaware

Chef Acquisition Corp.	Delaware

Cloverleaf Properties, Inc.	Vermont

Fab-Asia Inc.	Philippines

frifri AG	Switzerland

Giga Grandi Cucine S.r.l.	Italy

G.S. Blodgett Corporation	Vermont

G.S. Blodgett International, LTD	Barbados

Holman Cooking Equipment Inc.	Delaware

Houno A/S	Denmark

Houno Holdings LLC	Delaware

Houno Svenska AB	Sweden

Jade Range LLC	Delaware

MagiKitch'n Inc.	Pennsylvania

Meat Processing Equipment LLC	Delaware

Middleby Asia Ltd	Hong Kong

Middleby China Corporation	Peoples Republic of China

Middleby Cooking System
Manufacturing (Shanghai) Corporation	Peoples Republic of China

Middleby Espana SL	Spain

Middleby Europe S.L.	Spain

Middleby Marshall Holding, LLC	Delaware

Middleby Marshall, Inc.	Delaware

Middleby Mexico SA de CV	Mexico

Middleby Philippines Corporation	Philippines

Middleby UK Ltd	United Kingdom

Middleby Worldwide, Inc.	Florida

Middleby Worldwide Korea Co., LTD	Korea

Middleby Worldwide Philippines	Philippines

Middleby Worldwide (Taiwan) Co., LTD	Republic of China

New Star International Holdings, Inc.	Delaware

Pitco Frialator, Inc.	New Hampshire

Star International Holdings, Inc.	Delaware

Star Manufacturing International Inc.	Delaware

Steinox S.r.l.	Italy

Wells Bloomfield LLC	Delaware

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